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INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) is made and entered into effective as of October 1, 2022 by and among Alpha Alternative Assets Fund (formerly known as A3 Alternative Credit Fund), a Delaware statutory trust, located at 90 Madison Street, Suite 303, Denver, CO 80206 (the “Fund”), Haven Asset Management (Interval Funds) LLC, a Delaware limited liability company, located at 537 Steamboat Road, Suite 302, Greenwich, Connecticut 06830 (the “Sub-Adviser”), and Alpha Growth Management LLC, a Delaware limited liability company located at 500 Newport Center Drive, Suite 680, Newport Beach, CA 92660 (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company that operates as an interval fund, registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser and the Sub-Adviser are each engaged in the business of rendering investment advice; and

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund has retained the Adviser to render investment management services to the Fund pursuant to an investment advisory agreement dated the same date as this agreement (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement allows the Adviser to delegate certain of its responsibilities under the Advisory Agreement to others; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide a continuous investment program for all or a portion of the Fund’s assets and the Sub-Adviser is willing to do so pursuant to this Agreement; and

WHEREAS, the Adviser has the authority to determine, subject to the oversight of the Board of Trustees of the Fund (the “Board”), the amount of the Fund’s assets to be advised by the Sub-Adviser.

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.            APPOINTMENT OF SUB-ADVISER.

(a)        Appointment and Acceptance. The Sub-Adviser is hereby appointed by the Adviser and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Adviser from time to time (those assets being referred to as the “Sub-Adviser Account”). In performing its obligations under this Agreement, the Sub-Adviser may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

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(b)          Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized within this Agreement or by other written authority, have no authority to act for or be deemed an agent of the Fund.

(c)          Representations, Warranties and Covenants of the Sub-Adviser. The Sub-Adviser represents, warrants, covenants and agrees that it:

(i)          has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)         has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Sub-Adviser enforceable against the Sub-Adviser in accordance with its terms;

(iii)        is registered and will maintain its registration as an investment adviser under the Advisers Act;

(iv)        shall promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(v)         if required by applicable law to do so, is or will be registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities in which the Sub-Adviser is required under the Commodity Exchange Act (“CEA”) and the CFTC’s regulations to be so registered and is registered with the National Futures Association (“NFA”);

(vi)        shall comply with such other requirements of the CEA and CFTC regulations that apply to Sub-Adviser with regard to the Fund;

(vii)       shall cooperate by assisting the Adviser and the Fund in fulfilling any disclosure or reporting requirements applicable to the Fund, including, but not limited to those under the CEA, CFTC, 1940 Act, and Securities Act of 1933, and the rules and regulations promulgated under each;

(viii)      shall deliver to the Adviser and the Fund a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall promptly furnish the Adviser and the Fund all amendments or supplements to its Form ADV;

(ix)        has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Adviser and the Fund with a copy of such code of ethics upon the execution of this Agreement; on at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Adviser that the Sub-Adviser and its access persons have complied with the Sub-Adviser’s code of ethics, and (ii) identifying any material violations which have occurred;

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(x)         upon reasonable notice from and the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees and its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Sub-Adviser’s code of ethics.

(xi)        it is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or any other regulatory or self-regulatory authority;

(xii)       shall promptly notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser (a) is the subject of an administrative proceeding or enforcement action by the SEC, CFTC or any other regulatory authority or (b) is, or will likely be, served or otherwise given notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Fund, the Sub-Adviser, or the Adviser or any of their affiliates;

(xiii)      it maintains errors and omissions insurance coverage in an appropriate scope and amount and shall upon request provide to Adviser any information it may reasonably require concerning the amount of or scope of such insurance coverage;

(xiv)      it is not a party to any agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Fund, the Adviser or any of their respective affiliates to employ or engage the Sub-Adviser’s key investment professionals or any entity managed by such investment professionals, now or in the future, to manage the Sub-Adviser Account or any other assets managed by Adviser or any of its affiliates;

(xv)       has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the federal securities laws by the Sub-Adviser, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Sub-Adviser Account. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures; and

(xvi)      acknowledges receipt of the Fund’s most current prospectus and statement of additional information contained in the Fund’s registration statement (collectively, the “Prospectus”).

(d)          Representations, Warranties and Covenants of Adviser. The Adviser represents, warrants, covenants and agrees that it:

(i)          has been appointed by the Board to serve as the investment adviser to the Fund;

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(ii)         has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(iii)        is registered and will maintain its registration as an investment adviser registered under the Advisers Act;

(iv)        has the authority under the Advisory Agreement to appoint the Sub-Adviser, subject to the approval by the Board;

(v)         is registered with the CFTC in all capacities, if any, in which the Adviser is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(vi)        shall promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and

(vii)        has provided the Sub-Adviser with the Fund’s most current Prospectus and instructions, policies and directions of the Trustees pertaining to the Adviser and the Fund, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents as well as such other information as is reasonably necessary for the Sub-Adviser to carry out its obligations under this Agreement.

(e)          Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Sub-Adviser as follows:

(i) the Fund has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;

(ii) the Fund is registered as an investment company with the SEC under the 1940 Act;

(iii) shares of the Fund are registered for offer and sale to the public under the 1933 Act; and

(iv) such registrations will be kept in effect during the term of this Agreement.

2.            PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision of the Adviser and oversight of the Board and consistent with its fiduciary duties to the Fund, the Sub-Adviser shall have the sole and exclusive responsibility for the making of all investment decisions for the Sub-Adviser Account, including purchase, retention and disposition of securities and other investments, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus (as it may be amended from time to time) and in accordance with this Agreement. Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund and the Prospectus, and subject to the oversight of the Board and consistent with its fiduciary duties to the Fund, the Adviser has the right at any time to reallocate the portion of the Fund’s assets allocated to the Sub-Adviser Account pursuant to this Agreement if the Adviser deems such allocation appropriate.

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(a)          In providing its services under this Agreement, the Sub-Adviser shall be subject to and comply with:

(i)          this Agreement, the 1940 Act, the regulations and any other requirement of state or federal laws including without limitation the rules, regulations and policy statements approved or issued by the SEC (or CFTC, if applicable) under such laws and all applicable securities laws in the jurisdiction where the Sub-Adviser is located or in which the Sub-Adviser Account invests, as amended from time to time (collectively, “Relevant Law”);

(ii)         the investment restrictions, objectives, strategies and policies set forth in the Prospectus;

(iii)        such specific instructions (consistent this Agreement and with (i) and (ii) above), as the Board or the Adviser may duly adopt and communicate to the Sub-Adviser.

The Sub-Adviser shall as soon as practicable notify the Adviser if it is unable to comply with any of the foregoing.

(b)          For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Adviser hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-adviser to the Fund, or with any sub-adviser that is principal underwriter for the Fund or an affiliated person of such principal underwriter; and (ii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Sub-Adviser Account.

(c)          If for any reason that is beyond the control of the Sub-Adviser, including market movements, contributions to or withdrawals from the Sub-Adviser Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Sub-Adviser Account ceases to comply with the Prospectus, then the Sub-Adviser must promptly remedy the non-compliance.

(d)          The Sub-Adviser must use reasonable efforts to satisfy any instruction under Section 2(a)(iii) hereunder from the Board or the Adviser relating to the assets allocated to the Sub-Adviser Account as promptly as practicable.

(e)          The Sub-Adviser will, at its own expense, and shall have the power and authority to:

(i)          advise the Adviser and the Fund in connection with investment policy decisions to be made by it regarding the Sub-Adviser Account and, upon reasonable request, furnish the Adviser with research, economic and statistical data in connection with the Sub-Adviser Account’s investments and investment policies;

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(ii)         furnish the Fund’s custodian (“Custodian”) with daily information as to executed trades. The Custodian should receive this data by the close of business each day. The Sub-Adviser must provide the Custodian with copies of trade tickets for each transaction effected for the Fund, provide copies to the Adviser or Fund upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(iii)        submit such reports and information as the Adviser or the Fund may reasonably request to assist the Custodian, administrator or fund accounting agent in its or their determination of the market value of securities held in the Fund. Such assistance includes (but is not limited to): (a) designating and providing reasonable access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Fund’s Valuation Committee convenes; (b) assisting the Adviser or the Custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Sub-Adviser Account, upon the reasonable request of the Adviser or Custodian; (c) upon the reasonable request of the Adviser or Custodian, confirming pricing and providing recommendations for fair valuations; and (d) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or Fund upon reasonable request, with such records being deemed Fund records. The parties hereby acknowledge that the Sub-Adviser and the Custodian or recordkeeping agent of the Fund may use different pricing vendors, which may result in valuation discrepancies;

(iv)        effectuate its investment decisions for the Sub-Adviser Account, for and in the name of the Fund, including without limitation the negotiation, execution and delivery of all documents relating to the investments of the Sub-Adviser Account and the placing of orders for purchases and sales of portfolio investments for the Sub-Adviser Account;

(v)         give instructions to the Custodian, in connection with such purchases and sales, concerning the delivery of securities and transfer of cash for the Sub-Adviser Account;

(vi)        maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Sub-Adviser Account as are required to be maintained by the Fund in accordance with applicable laws and regulations, including but not limited to the 1940 Act. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Sub-Adviser or the Fund pursuant to applicable law. To the extent required by law, the books and records pertaining to the Sub-Adviser Account, which are in possession of the Sub-Adviser, shall be the property of the Fund. The Adviser or its representatives, shall have access to such books and records at all times during the Sub-Adviser’s normal business hours. Upon the reasonable request of the Adviser or the Fund, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Adviser or the Fund or any other representatives of the Adviser or the Fund;

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(vii)       cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties;

(viii)      reasonably assist in the preparation of all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

(ix)        prepare and cause to be filed in a timely manner Form 13F and Schedule 13G, if required, with respect to securities held in the Sub-Adviser Account;

(x)         furnish to the Board such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 8 hereof;

(xi)        notify the Adviser and the Fund of any change in its ownership, including any change of control, and of any changes to key personnel who are either portfolio manager(s) of the Sub-Adviser Account or senior management of the Sub-Adviser in time sufficiently prior to any such change to enable the Adviser and the Fund to comply with the provisions of the 1940 Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation with respect to any such change;

(xii)       report to the Adviser and the Fund, prior to each meeting of the Board, all material changes in the Sub-Adviser Account since the prior report, and will also keep the Adviser and the Fund informed of material developments affecting the Sub-Adviser Account and the Sub-Adviser, and on its own initiative, or as reasonably requested by the Adviser, furnish the Board from time to time with such information as the Sub-Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Sub-Adviser Account holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Sub-Adviser Account maintains investments, or otherwise;

(xiii)      provide reasonable assistance to the Fund, with respect to the Sub-Adviser’s management of the Sub-Adviser Account, in connection with (a) the Fund’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and (b) Rule 38a-1 of the 1940 Act. With respect to compliance with Rule 38a-1 of the 1940 Act, such assistance shall include, but not be limited to, (a) certifying periodically, upon the reasonable request of the Fund, that it is in compliance with all applicable federal securities laws, as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (b) facilitating and cooperating with third-party audits arranged by the Fund to evaluate the effectiveness of its compliance controls; and (c) providing the Fund’s chief compliance officer with access to its compliance personnel; (d) providing the Fund’s chief compliance officer with periodic reports; (e) promptly providing special reports to the Fund’s chief compliance officer upon request; and (f) promptly providing notice of any material compliance matters;

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(xiv)      attend regular business and investment related meetings with the Board and the Adviser, as reasonably requested by the Fund, the Adviser, or both; and

(xv)       within the time period agreed upon between the Adviser and Sub-Adviser following a calendar quarter end, the Sub-Adviser’s chief compliance officer shall complete and deliver a compliance questionnaire to Adviser and the Fund, certifying that no material breaches of policy or procedures have occurred in relation to the Sub-Adviser Account.

3.            PROXY VOTING AND LEGAL PROCEEDINGS.

Absent specific instructions to the contrary provided to it by the Adviser, and subject to its receipt of all necessary voting materials, the Sub-Adviser has the authority and will vote all proxies (if any) received with respect to investments of the Sub-Adviser Account in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser. The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Sub-Adviser Account. The Sub-Adviser’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Adviser shall cause to be forwarded to the Sub-Adviser. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records (if any) relating to the Sub-Adviser Account, including but not limited to those required by Form N-PX. Upon request of the Adviser or Fund, the Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting to the accuracy and completeness of such proxy voting records.

4.            ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Fund is responsible for the payment of its own operating expenses, including but not limited to:

(i)          expenses of offering the shares of the Fund;

(ii)         expenses and fees of the Trustees of the Fund, including the reasonable fees and expenses of their counsel in the event they have independent counsel;

(iii)        compensation and expenses of any employees of the Fund and of any other persons rendering any Fund services (including clerical and shareholder service staff salaries of the Fund);

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(iv)        rent for office space and other office expenses of the Fund;

(v)         direct costs and expenses of administration of the Fund, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff;

(vi)        fees and expenses of the Fund incurred in connection with membership in investment company organizations;

(vii)       legal, auditing and accounting expenses of the Fund;

(viii)      expenses of registering the shares of the Fund under federal and state securities laws, including expenses incurred in connection with the organization and initial registration of Fund shares and any subsequent registration;

(ix)        if the Fund and the Adviser elect to do so, expenses of listing the shares of the Fund on any stock exchange;

(x)         the Fund’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(xi)        fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund;

(xii)       expenses, including clerical expenses, of issue, sale, redemption or repurchase of Fund shares;

(xiii)      expenses of preparing, printing, distributing and filing any reports, proxy statements (except as outlined in this Section 4), registration statements or other notices to shareholders and governmental bodies (including the SEC);

(xiv)      the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders;

(xv)       advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of Fund shares that the Fund is authorized to pay pursuant to any distribution and servicing plan;

(xvi)      investment advisory and management fees payable to the Adviser;

(xvii)     all brokerage commissions for transactions in the portfolio investments of the Fund and similar fees, charges and related taxes, for the acquisition, disposition, lending or borrowing of such portfolio investments (including interest expense, dividend expenses or borrow fees of securities sold short);

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(xviii)    all fees and expenses payable to custodians, trustees or transfer agents with respect to the portfolio investments of the Fund;

(xix)      all interest and related fees payable on any Fund borrowings;

(xx)       all taxes payable by or charged or levied against the Fund or any of its portfolio investments (including without limitation any issuance taxes, transfer taxes or withholding taxes) payable to any governmental jurisdiction or agencies in the United States or outside the United States; and

(xxi)      all other operating expenses not specifically assumed by the Adviser or Sub-Adviser.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment, including any investment related software or technology resources, reasonably necessary for the operation of the management of the Sub-Adviser Account. In order to minimize the need and expense to the Adviser of convening a special Board meeting, the Sub-Adviser agrees that, to the extent reasonably practical, the Sub-Adviser will provide the Adviser sufficient notice of any changes to the Sub-Adviser, so that such issues may be considered by the Board during its regularly scheduled quarterly meetings. The Sub-Adviser shall be responsible for all reasonable costs and expenses associated with any special meetings of the Fund or shareholders convened for the primary benefit of the Sub-Adviser (including, but not limited to, the legal fees associated with preparing a proxy statement and associated mailing and solicitations costs).

The Fund will also pay fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Fund's Trustees and officers with respect thereto.

The Sub-Adviser may obtain reimbursement from the Fund or the Adviser at such time or times as the Sub-Adviser may determine in its sole discretion, for any of the expenses advanced by the Sub-Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Sub-Adviser’s compensation pursuant to this Agreement.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

5.            SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Adviser shall pay to the Sub-Adviser an annual management fee accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the rate 0.75% of the Sub-Adviser Account average daily net assets (for the payment of which the Fund shall have no obligation or liability). Such fee shall be payable by the Adviser to the Sub-Adviser monthly in arrears, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Sub-Adviser Account accrued to, but excluding, the date of termination shall be paid promptly following such termination.

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6.            PORTFOLIO TRANSACTIONS.

(a)        With respect to the Sub-Adviser Account, the Sub-Adviser is hereby authorized to select investments for the Fund that are consistent with the objectives and strategies of the Fund. Subject to any limitations communicated by the Adviser or the Fund to the Sub-Adviser pursuant to Section 2(a)(iii) hereof, in connection with the investment and reinvestment of the assets of the Sub-Adviser Account, the Adviser and the Fund hereby authorize the Sub-Adviser to select the investment bankers, brokers or dealers that will execute purchase and sale transactions for the Sub-Adviser Account and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Sub-Adviser Account. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Adviser, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

(b)        The Adviser and the Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon and including cash accounts and margin accounts (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for and in the name of the Fund, as its agent, standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above; provided that: (i) the Sub-Adviser does not contravene the investment policies and restrictions outlined in the Fund’s Prospectus; (ii) the Sub-Adviser does not violate the 1940 Act or applicable law; (iii) should the Sub-Adviser aggregate transactions of the Sub-Adviser with other client accounts managed by the Sub-Adviser, any liability or amounts due from other client accounts will not be attributable or chargeable to the Sub-Adviser Account; and (iv) the Sub-Adviser shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(c)        The Adviser and the Fund authorize the Sub-Adviser, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, to direct the Custodian to deposit for and in the name of the Fund original and maintenance brokerage and margin deposits, and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers, all as the Sub-Adviser deems desirable or appropriate. The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

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(d)        The Adviser and the Fund authorize the Sub-Adviser to exercise the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property to the Sub-Adviser, or pay cash to the Sub-Adviser, except as expressly provided herein.

(e)        Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Fund, the Sub-Adviser agrees that it will not execute any portfolio transactions for the Sub-Adviser Account with a broker or dealer which is: (i) an affiliated person of the Fund, the Fund, the Sub-Adviser or the Adviser; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. The Sub-Adviser hereby agrees that it will provide the Adviser with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary. The Adviser agrees that it will provide the Sub-Adviser with a written list of brokers and dealers that are affiliates of the Adviser, the Fund and the principal underwriter of the Fund’s shares and will, from time to time, update such list as necessary.

(f)        Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund and the Prospectus, and subject to relevant law and the oversight of the Board, the Adviser and the Fund authorize the Sub-Adviser to negotiate and enter into loan arrangements, prime brokerage arrangements, total rate-of-return swaps and/or other forms of debt financing and borrowing of money, using the assets of the Fund as collateral for such borrowings, subject to custody requirements of the 1940 Act.

7.            STANDARD OF CARE; LIABILITY.

(a)        The Sub-Adviser shall discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, but (a) the Sub-Adviser shall not be liable to the Adviser or the Fund for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment sub-adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and (b) the Sub-Adviser shall not be liable to the Adviser or the Fund for any action taken or omitted by the Sub-Adviser in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

(b)        The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

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(c)        For the avoidance of doubt, none of the holders of shares of the Fund, the members of the Board, the officers, directors and shareholders of the Adviser, or the officers, directors, managing members or limited liability company interest holders of the Sub-Adviser shall be personally liable under this Agreement.

8.            TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a)        This Agreement shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional annual periods so long as such continuation is approved for the Fund at least annually by (i) the Board of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Board of the Fund who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

(b)        This Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days written notice to the other parties to this Agreement by (i) the Fund by the vote of the Board of the Fund(ii) by the Fund by vote of a majority of the outstanding voting securities of the Fund, (iii) by the Adviser, or (iv) by the Sub-Adviser. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

(c)        This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in Section 15(a)(4) of the 1940 Act, and the Sub-Adviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to take appropriate measures.

(d)        This Agreement will also terminate in the event that the Advisory Agreement is terminated.

9.            AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Sub-Adviser Account with those for other accounts managed by the Sub-Adviser or its affiliates. When a security proposed to be purchased or sold for the Sub-Adviser Account is also to be purchased or sold for other accounts managed by the Sub-Adviser at the same time, the Sub-Adviser may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

The Adviser and the Fund acknowledge and understand that the Sub-Adviser performs investment management, supervisory and advisory services for various clients and may give advice and take action with respect to any of its other clients which may differ from advice given as to, or the timing or nature of action taken with respect to, the Sub-Adviser Account. Provided that its advice relates to the particular needs of each client, the Sub-Adviser will have no obligation to recommend for purchase or sale any security which the Sub-Adviser, its principals, affiliates or employees may purchase or sell for themselves or recommend for other clients. The Adviser and the Fund recognize that transactions in a specific security may not be accomplished for all client accounts, including the Sub-Adviser Account, at the same time or at the same price.

Execution Version

10.          SERVICES NOT EXCLUSIVE.

The services of the Sub-Adviser to the Adviser and the Fund are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Sub-Adviser to engage in any other business or to devote their time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.

11.          NO BORROWING.

The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow any assets from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

12.          AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by all parties.

13.          SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

14.          CONFIDENTIALITY.

(a)        Each party to this Agreement expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Sub-Adviser understands that the holdings, performance or any other information regarding the Sub-Adviser Account managed by the Sub-Adviser is the property of the Fund and may be used by the Fund or by Adviser as its agent in the Fund’s discretion. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Without the written approval of all of the parties to this Agreement, no party to this Agreement shall disclose Confidential Information except: (i) to its employees, consultants, legal advisers or auditors having a need to know such Confidential Information; (ii) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (iii) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

Execution Version

(b)        No party to this Agreement may make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (i) it received rightfully from another party prior to its receipt from the disclosing party; (ii) the disclosing party discloses generally without any obligation of confidentiality; (iii) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (iv) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of two (2) years following the expiration or termination of this Agreement.

(c)        Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

15.          USE OF NAMES.

(a)       The Sub-Adviser from time to time shall make available, without charge to the Adviser or the Fund, any marks or symbols owned by the Sub-Adviser (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Prospectus and/or Fund sales literature. Upon termination of this Agreement, the Adviser and the Fund must promptly cease use of the Mark.

(b)       During the term of this Agreement and after its termination, the Sub-Adviser shall not use the name of the Fund, the Adviser or any combination or derivation thereof in any material relating to the Sub-Adviser in any manner not approved prior thereto in writing by the Adviser and the Fund. Notwithstanding the foregoing, the Sub-Adviser may disclose its relationship with the Adviser in specific marketing materials to prospective accounts and include the Sub-Adviser Account’s performance therein.

(c)       The Sub-Adviser shall not use the name of the Fund on any checks, bank drafts, bank statements or forms (for other than internal use) in a manner not approved by the Fund prior thereto in writing; provided however, that the approval of the Fund shall not be required for the use of the Fund’s name which merely refers in accurate and factual terms to the Fund in connection with the Sub-Adviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

Execution Version

16.          NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:
Alpha Growth Management, LLC

500 Newport Center Drive, Suite 680

Newport Beach, CA 92660

Attn: General Counsel

SUB-ADVISER:
Haven Asset Management (Interval Funds) LLC

537 Steamboat Road, Suite 302

Greenwich, CT 06830
Attn: Managing Member

FUND:
Alpha Alternative Assets Fund
90 Madison Street, Suite 303
Denver, CO 80206
Attn: Secretary

17.          GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.          COUNTERPARTS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ALPHA GROWTH MANAGEMENT LLC

By:	/s/ Gobind Sahney
Name:	Gobind Sahney
Title:	President

HAVEN ASSET MANAGEMENT (INTERVAL FUNDS) LLC

By:	/s/ Max Holmes
Name:	Max Holmes
Title:	Chief Investment Officer

ALPHA ALTERNATIVE ASSETS FUND

By:	/s/ Gobind Sahney
Name:	Gobind Sahney
Title:	President